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                                                                       EXHIBIT 1

            Form of Floating Rate Convertible Subordinated Debenture
               of Murfreesboro Bancorp, Inc. due August 31, 2011.



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$____________   Holder: _______________________    NO. ________________

                FLOATING RATE CONVERTIBLE SUBORDINATED DEBENTURE
                                       OF
                           MURFREESBORO BANCORP, INC.
                               DUE AUGUST 31, 2011

          THIS DEBENTURE IS CONVERTIBLE AT THE OPTION OF THE HOLDER INTO SHARES OF COMMON STOCK, PAR VALUE $5.00 PER SHARE (THE "SHARES"), OF THE CORPORATION AT ANY TIME PRIOR TO MATURITY AT A CONVERSION PRICE OF $12.50 PER SHARE, SUBJECT TO ADJUSTMENT UNDER CERTAIN CIRCUMSTANCES. AT MATURITY, THE CORPORATION WILL PAY THE PRINCIPAL AMOUNT OF THE DEBENTURES WITH SHARES BASED UPON THE FAIR MARKET VALUE OF THE SHARES AT THAT TIME. INTEREST ON THE DEBENTURES WILL BEGIN TO ACCRUE ON JANUARY 1, 2000, AND IS PAYABLE ANNUALLY BY DECEMBER 15 OF EACH YEAR, COMMENCING DECEMBER 15, 2000.

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE TENNESSEE DEPARTMENT OF COMMERCE AND INSURANCE. FOR A PERIOD OF NINE (9) MONTHS FROM THE DATE OF THIS CERTIFICATE, ANY RESALE OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE BY ANY PERSON MAY BE MADE ONLY TO PERSONS WHO ARE BONA FIDE RESIDENTS OF THE STATE OF TENNESSEE. THIS DEBENTURE IS AN UNSECURED DEBT OBLIGATION OF THE CORPORATION, IS NOT AN OBLIGATION OF A BANK, AND IS NOT INSURED BY THE FDIC.

         Murfreesboro Bancorp, Inc., a Tennessee corporation (hereinafter called the "Corporation"), for value received, hereby promises to pay to the holder listed above (the "Holder"), or registered assigns, the principal sum indicated above on August 31, 2011, and to pay interest thereon from January 1, 2000, or from the most recent interest payment date to which interest has been paid or duly provided for, annually, by December 15 each year, beginning December 15, 2000, at the rate equal to .5% less than the Prime Rate of interest (such rate may be reduced upon a Determination of Non-Deductibility, as defined on the reverse side hereof, but such rate shall be no less than an effective rate of 6.5% during the term of the Debenture), until the principal hereof is paid or duly provided for. The Corporation is allowed to defer interest payments for up to two (2) years as long as all accumulated interest is paid at the end of the deferment period.

         The Prime Rate is defined to mean the Prime Rate of interest published from time to time by The Wall Street Journal as such rate and shall be computed on the daily outstanding principal balance of the indebtedness evidenced hereby. In the event The Wall Street Journal publishes more than one Prime Rate of interest, the Prime Rate is defined to mean the higher Prime Rate of interest published from time to time by The Wall Street Journal as such rate. If at any time or from time to time the Prime Rate increases or decreases, then the rate of interest hereunder shall be correspondingly increased or decreased, effective on the day such increase or decrease of the Prime Rate is published. In the event that The Wall Street Journal, during the term hereof, shall abolish or abandon the practice of publishing a Prime Rate, or should the same become unascertainable, the Corporation shall designate a comparable reference rate which shall be deemed to be the Prime Rate for purposes hereof. If for any reason the accrual of interest on this loan at the Prime Rate is voided by a court of competent jurisdiction or if for any reason such court finds that the interest rate is different from the rate designated by the holder, then this Debenture shall be deemed to have accrued interest from the date of execution at the highest rate permitted by law.

         The interest so payable, and punctually paid or duly provided for, on any interest payment date will be paid to the Holder in whose name this Debenture (or one or more predecessor debentures) is registered at the close of business on the Regular Record Date for such interest, which shall be the last day of the month (whether or not a business day) next preceding such interest payment date. Payment of the principal of and interest on this Debenture will be made at the office or agency of the Corporation maintained for that purpose in the City of Murfreesboro, Tennessee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation, payment of interest may be made by check mailed to the address of the Holder entitled thereto as such address shall appear in the Debenture Register or by deposit into a deposit account held by such person at Bank of Murfreesboro.

         This Debenture is the obligation of the Corporation only, and no recourse shall be had for the payment hereof or the interest thereon against any shareholder, officer, or director of the Corporation, either directly or through the Corporation by virtue of any statute for the enforcement of any assessment or otherwise, all such liability of shareholders, directors, and officers as such being released by the Holder hereof by the acceptance of this Debenture.

         IN WITNESS WHEREOF, the Corporation has caused this Debenture to be duly executed.

Dated:                              MURFREESBORO BANCORP, INC.
      ---------------------

                                    By:
                                       ------------------------------------
                                          President

         The provisions of this Debenture are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as if set forth at this place.

         1. GENERAL. This Debenture is one of a duly authorized issue of Debentures of the Corporation designated as its Floating Rate Convertible Subordinated Debentures Due August 31, 2011 (herein called the "Debentures"). The indebtedness evidenced by the Debentures is subordinated and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Corporation. This and other terms used herein are defined in the Offering Circular dated July 20, 1999, and hereinafter referred to as the "Offer." The Debentures will be issued in fully registered form and may be transferred or exchanged without payment of any charge other than taxes or other governmental charges.

         2. SUBORDINATION. The payment of the principal of, and interest on, the Debentures is subordinated and junior in right of payment to the prior payment in full of all senior indebtedness of the Corporation. The term "senior indebtedness" is defined as the principal of, premium (if any), and interest on indebtedness (other than the Debentures) of the Corporation for money borrowed evidenced by bonds, notes, debentures, or similar obligations, including any guaranty by it of any indebtedness for money borrowed by others, whether currently outstanding or hereafter created, assumed, or incurred, unless the instrument creating or evidencing such indebtedness provides that such indebtedness is not senior in right of payment to the Debentures. Senior indebtedness may be incurred from time to time in the future.

         There will be no payment of principal of, or interest on, the Debentures during the continuance of any default in respect of any senior indebtedness, or any default beyond the period of grace, under any agreement pursuant to which such senior indebtedness was issued, unless and until such default on the senior indebtedness shall have been cured or waived.

         Upon any distribution of assets of the Corporation in connection with any dissolution, winding up, liquidation, reorganization, bankruptcy, or other similar proceeding, the holders of all senior indebtedness will first be entitled to receive payment in full of the principal thereof and premium (if any) and interest due thereon before the holders of the Debentures are entitled to receive any payment of the principal of, or interest on, the Debentures. By reason of such subordination, in the event of insolvency, creditors of the Corporation who are not holders of senior indebtedness or of the Debentures may recover less, ratably, than holders of senior indebtedness but may recover more, ratably, than the holders of the Debentures.

         Because the Corporation is a corporation, the right of its creditors, including the holders of the Debentures, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization would be subject to the prior claims of such subsidiary's creditors (including depositors in the case of bank subsidiaries) except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. There is no restriction against the incurring of indebtedness by the Corporation or by any subsidiary of the Corporation.

         3. DEFERRAL OF INTEREST. So long as no event of default hereunder has occurred and is continuing, the Corporation has the right at any time or from time to time during the term of the Debentures to defer payment of interest on the Debentures for a period not exceeding two (2) years (the "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, the Corporation must pay all interest then accrued and unpaid on the Debentures. During an Extension Period, interest will continue to accrue and holders of Debentures will be required to accrue interest income for United States federal income tax purposes.

         During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Corporation's capital stock or
(ii) make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank equal in all respects with or junior in interest to the Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Corporation (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of any exchange or conversion of any class or series of the Corporation's capital stock (or any capital stock of a subsidiary of the Corporation) for any class or series of the Corporation's capital stock or of any class or series of the Corporation's indebtedness for any class or series of the Corporation's capital stock, (c) the purchase of fractional interests in shares of the Corporation's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto, or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal with or junior to such stock).


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         Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Debentures, provided that no Extension Period may exceed two (2) years or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid, the Corporation may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Debenture holders notice of its election to begin such Extension Period at least one business day prior to the earlier of (i) the date interest on the Debentures would have been payable except for the election to begin such Extension Period or (ii) the date such interest is payable, but in any event not less than one business day prior to such record date. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period.

         4. CHANGE OF CONTROL. The Corporation may prepay all or a portion of the Debentures at the discretion of the Board of Directors by paying the principal amount in the form of Shares based upon a purchase price of $12.50 per Share, as may be adjusted, any time after, or simultaneously with, a "change in control" of the Corporation. "Change of control" means that more than 50% of the outstanding Shares changes beneficial ownership within a twelve-month period as determined by the Board of Directors of the Corporation or its successor. If the Debentures are prepaid as a result of a change of control, holders of Debentures will be sent notice of such prepayment not less than 30 nor more than 90 days prior to the prepayment of the Debentures.

         5. SECONDARY OFFERING AND EXCHANGE DATE. At maturity, the principal amount of the Debentures will be paid with Shares. The Corporation will be unconditionally obligated to sell the Shares issued at maturity in a secondary offering on behalf of the holders of Debentures who elect to receive cash proceeds from the sale of the Shares they receive instead of holding such Shares for their own account. The secondary offering may be a private sale, but in the event that the secondary offering is a public offering, the Corporation will register the Shares to be sold by the former holders of Debentures in the offering with the Securities and Exchange Commission in accordance with the Securities Act of 1933. In such case, the Corporation will name such selling security holders in any such registration statement, and the Corporation will arrange for any such public offering to be effected through a best efforts underwriting.

         The Corporation will give notice to the holders of Debentures not less than 90 days prior to maturity (the "Exchange Date") that Shares will be exchanged for the Debentures. Such notice will also state that the holders may elect to (a) receive and hold for their own account Shares on the Exchange Date or (b) receive such Shares and have such Shares sold for their account in a secondary offering and receive the proceeds therefrom. If a holder of Debentures elects to have the Shares be exchanged for his Debentures sold in the secondary offering, he must return to the Exchange Agent named in the notice a cash election form not less than 60 days prior to the maturity of the Debentures. If such form is not properly completed and timely returned by the holder, such holder will be deemed to have elected to receive and hold such Shares for his own account.

         The Shares will be issued on the Exchange Date. The Exchange Date will be the maturity date of the Debentures or such earlier date within 60 days of the maturity date as the Corporation may designate by notice mailed to each holder of the Debentures not less than three business days prior to the accelerated Exchange Date. If the secondary offering is effected, the Exchange Date will be the closing of such secondary offering.

         Holders of Debentures who do not elect to participate in the secondary offering will receive Shares having a fair market value equal to the principal amount of Debentures held as of the date of the secondary offering by presenting Debentures to the Exchange Agent appointed by the Corporation. The fair market value will be the greater of the amount determined by the Board as defined below or the sales price of the Shares in a public secondary offering. Since the fair market value of Shares will be determined at the time of the secondary offering but holders of Debentures will not be entitled to receive the Shares until the Exchange Date, holders of Debentures electing to receive Shares will bear the market risk with respect to the value of the Shares to be received from the date of the secondary offering to the Exchange Date, a period which is anticipated to be not less than five nor more than ten business days. There can be no assurance that the fair market value of the Shares received by such holders of Debentures on the Exchange Date will not be less than the principal amount of the Debentures. If a secondary offering is not effected, all holders of Debentures will receive Shares and not cash (except for fractional Shares) on the Exchange Date.

         "Fair market value" of the Shares shall be determined reasonably in good faith by the Board of Directors of the Corporation and described in a Board resolution. The Board shall take into consideration the current market price, if any, per Share based upon the average of the last sale prices of a Share for the five consecutive trading days selected by the Corporation commencing not more than 20 trading days before, and ending not later than, the earlier of the date in question and the date before the "ex date," with respect to the issuance requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance, means the first date on which the Shares trade in a regular way on the principal market or exchange on which the Shares are listed or admitted to trading without the right to receive such issuance. If the Shares are not quoted by any third party recognized organization, the Board shall take into consideration recent arms length transactions in Shares.

         The Corporation unconditionally will be obligated to sell, or cause to be sold, all Shares payable at maturity to electing holders of Debentures in the secondary offering. The intended period for the secondary offering will be the 60-day period prior to maturity. If the Corporation is unable to sell Shares in the secondary offering so that the proceeds thereof are sufficient to satisfy the holders of Debentures' cash elections, the proceeds of such secondary offering will be allocated pro rata to the extent practicable, and, in any event, in such manner as may be required by applicable law. To the extent electing holders of Debentures who should receive cash do not receive cash, they will receive Shares. In such event, the Corporation will have no further obligation to effect the secondary offering in respect of Shares received by such holders, but will not be relieved of any liability it may have for monetary damages for breach of its obligation to effect a secondary offering of sufficient amounts of Shares.

         6. INTEREST RATE ADJUSTMENT. The Corporation may, at its option, adjust the interest rate paid on the Debentures upon a Determination of Non-Deductibility as defined below. (Such rate shall be no less than an effective rate of 6.5% during the term of the Debenture.) A "Determination of Non-Deductibility" means the occurrence of any of the following:

                  (i) the issuance of a written notice of deficiency or other final notice to the Corporation from, or any other action taken by, the Internal Revenue Service of the United States which is not subject to further review or rehearing except by the filing of a petition in the Tax Court of the United States or by other judicial proceeding, with or having the effect that interest paid on the Debentures is not fully deductible from the gross income of the Corporation for federal income tax purposes; or

                  (ii) the receipt by the Corporation of written advice from its counsel (other than a regular employee of the Corporation) that there is a substantial likelihood for any reason whatsoever (including, without limitation, a change of law, issuance of temporary, proposed or final Treasury Regulations, or issuance of an Internal Revenue Service ruling) that the Internal Revenue Service will take the position that interest paid on the Debentures is not fully deductible from the gross income of the Corporation for federal income tax purposes.

A Determination of Non-Deductibility will be deemed to have occurred upon the date of the occurrence of the earlier of the events set forth in clause (i) and clause (ii) of this paragraph and will be evidenced by an opinion of counsel (which counsel may not be a regular employee of the Corporation) furnished to the Corporation. Whether the Corporation exercises its right to adjust the interest rate after the occurrence of a Determination of Non-Deductibility will depend upon the circumstances at that time, including the extent and significance of the loss of tax benefits.

         7. DEFAULTS AND WAIVER THEREOF. The happening of one or more of the following events will constitute an Event of Default: (i) default for 30 days in the payment of interest on any Debentures, and (ii) default in payment of the principal of or on any Debenture, except that no default will occur if interest or principal is not paid due to the repayment of senior indebtedness as described above. In addition, the following events will constitute an Event of
Default:

                  (1) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Corporation a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of the Corporation under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

                  (2) the institution by the Corporation of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Corporation to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Corporation of a petition or answer or consent seeking reorganization or relief in respect of it or its property under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by the Corporation to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or the making by the Corporation of a general assignment for the benefit of creditors, or the admission by the Corporation in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Corporation in furtherance of any such action.

If such an Event of Default shall occur and be continuing, the holders of not less than two-thirds in aggregate principal amount of the Debentures outstanding may accelerate the maturity of all outstanding Debentures. The record holders of two-thirds in aggregate principal amount of the Debentures outstanding may waive an Event of Default resulting in acceleration of the Debentures, but only if all Defaults and Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. In such an event, interest shall be cumulative, but no interest shall be paid on interest cumulated.

         No Holder of any Debenture shall have any right to institute any proceeding, judicial or otherwise, with respect to this Debenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless the Holders of two-thirds (2/3rds) in principal amount of the outstanding Debentures shall have previously given written notice to the Corporation of a continuing Event of Default, specifying such default and stating that such notice is a "Notice of Default" hereunder; it being understood and intended that no one or more Holders of Debentures shall have any right in any manner whatever by virtue of, or by availing of, any provision of this Debenture to affect, disturb or prejudice the rights of any other Holders of Debentures, or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Debenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders of Debentures.

         8. MODIFICATION OF THE DEBENTURE. With the consent of the holders of not less than two-thirds in aggregate principal amount of the outstanding Debentures, modifications and alterations of the Debentures may be made which affect the rights of the holders of the Debentures, but no such modification or alteration may be made without the consent of the holder of each Debenture so affected which would (i) change the maturity of the principal thereof, or of any installment of interest thereon, or reduce the principal amount thereof or the interest payable thereon; (ii) reduce the above stated percentage in aggregate principal amount of outstanding Debentures required to modify or alter the Debentures; or (iii) impair the right to institute suit for the enforcement of any such payment.

         9. NO FRACTIONAL SHARES. The holder of Debentures upon payment of principal in Shares will receive the largest number of full Shares purchasable for the aggregate purchase price or portion thereof which is consummated. No fraction of a Share will be issued, and in lieu thereof, the purchaser will receive a cash adjustment based upon the purchase price per Share then applicable. Thus, if a Debenture with a face amount of $440.00 were paid or converted at a purchase price of $12.50 per Share, the holder would receive the following: 35 Shares and a cash payment of $2.50 in lieu of a fractional share.

         10. ANTI-DILUTION. The purchase price per Share and number of Shares that holders of the Debentures are obligated to receive will be subject to adjustment in certain events, including (i) the declaration or making of a dividend or other distribution on Common Stock in shares of Common Stock; (ii) the subdivision of shares of Common Stock into a greater number of shares; (iii) the combination of shares of Common Stock into a smaller number of shares; (iv) the issuance to all holders of Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for shares of Common Stock at a price per share less than the current fair market value; and (v) the distribution to all Common Stock holders of any of the following: shares of any class other than Common Stock, evidences of indebtedness of the Corporation, assets (other than the distributions referred to above and cash dividends), or rights or warrants (other than those referred to above). No adjustment of the purchase price per share will be made until cumulative adjustments amount to at least 1% thereof.

         11. STATUS OF HOLDER OF DEBENTURES. Prior to the receipt of Shares pursuant to the payment for Debentures at maturity, the holder of a Debenture will not as such be a Shareholder of the Corporation or have any of the rights and privileges of a Shareholder. Holders of Debentures shall receive all communications that are delivered to Shareholders of the Corporation.

         12. CONSOLIDATION, MERGER, AND SALE OF ASSETS. The Corporation may, without the consent of holders of any of the Debentures, consolidate with, merge into, or transfer its assets substantially as an entirety to any corporation organized under the laws of any domestic jurisdiction, provided (i) that the successor corporation assumes the Corporation's obligations on the Debentures;
(ii) that after giving effect thereto, no Default or Event of Default under the Debentures shall have occurred and be continuing; (iii) that the resulting entity have a net worth including goodwill equal to the net worth of the Corporation prior to the consolidation, merger, or sale; and (iv) that certain other conditions are met. Any of these conditions may be waived by the consent of two-thirds of the holders of the Debentures.

         13. SURRENDER OF DEBENTURES. A Debenture may be surrendered by its holder to the Corporation at any time or from time to time prior to maturity in full or partial conversion to Shares. In the case of a partial satisfaction, a Debenture representing the unused principal amount will be returned to the holder. The holder will then have the right to convert such remaining principal amount to Shares at any time prior to maturity. Any Debenture surrendered after any interest payment date and on or prior to the next succeeding regular record date for the payment of interest thereon will cease to accrue interest upon such surrender; interest theretofore accrued but unpaid will be paid at the time of such surrender.

         14. CONSTRUCTION. This Debenture shall be construed in accordance with and governed by the laws of the State of Tennessee.